Exhibit 99.1

Rochester Medical Reports Third Quarter Results

Stewartville, MN July 26, 2012

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its third quarter ended June 30, 2012.

The Company reported sales of $15,252,000 for the current quarter compared to $14,281,000 for the third quarter of last year. It also reported net income of $496,000 or $0.04 per diluted share compared to net loss of ($294,000) or ($0.02) per diluted share for the same quarter of last year.

The approximate 7% increase (10% on a constant currency basis) in sales resulted from a 5% increase in Rochester Medical Direct Sales (9% on a constant currency basis) and a 16% increase in Private Label Sales (16% on a constant currency basis).  Direct Sales include sales made directly to the end consumer and include all Rochester branded sales, U.K. Script Easy sales, and all Laprolan sales.  Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations.  In the third quarter of fiscal 2012, the U.S. dollar was stronger versus the pound sterling and the Euro, thus negatively affecting Rochester Medical Direct Sales by $425,000 due to foreign currency translations.

Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $838,000 or $0.07 per diluted share compared to Non-GAAP Net Income of $442,000 or $0.04 per diluted share for the third quarter of last year.  The increase for the current quarter is primarily due to increased gross profits as a result of increased sales.

Commenting on the quarter results, Rochester Medical’s CEO and President Anthony J. Conway said, “The Company’s direct business is doing very well, especially in the United States and United Kingdom.  U.S. Direct Sales grew 34% and U.K. Direct Sales rose 13% (17% on a constant currency basis).  European sales fell below our expectations with Laprolan sales down 17% (6% on a constant currency basis), and the rest of Europe and the Middle East (EME) down 32%.  The decline in EME sales is due primarily to the timing of orders, which we expect will rebound in the next quarter.  We believe our recent investments to strengthen the Laprolan team will begin to produce significant gains by mid fiscal 2013. Looking ahead we expect a strong final quarter for fiscal 2012 and increasing top and bottom line strength in fiscal 2013.”

Conference Call and Webcast

The Company will hold a quarterly conference call tomorrow (July 27, 2012) to discuss its earnings report.  The call will begin at 10:00 a.m. central time (11:00 a.m. eastern time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com.  To listen live to the conference call via telephone, call:

Domestic:	888 680.0894
International:	617 213.4860
Pass code:	51614892
Preregistration:	https://www.theconferencingservice.com/prereg/key.process?key=PXYJ838DM

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888 286.8010
International:	617 801.6888
Pass code:	48884549

Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuters individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical.  Such statements are based on currently available information, operating plans and management’s expectations about future events and trends.  Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and  our level of success in increasing  Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and quarterly reports on Forms 10-Q.  Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Rochester Medical has provided Non-GAAP Net Income in addition to net income calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results.  Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.  While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.  Reconciliations of GAAP Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency

For the Three and Nine months ended

June 30, 2012 and 2011

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2012	2011	2012	2011

GAAP Sales as Reported	$15,252,218	$14,280,558	$44,356,495	$38,079,564
British Sterling Exchange rate as Reported	1.58	1.63	1.58	1.60
Euro Exchange rate as Reported	1.28	1.44	1.31	1.41

Constant Currency Sales	$15,252,218	$13,855,283	$44,356,495	$37,450,372
(1) Exchange rate used for Constant Currency Purposes	1.58	1.58	1.58	1.58
(2) Exchange rate used for Constant Currency Purposes	1.28	1.28	1.31	1.31

Net Effect of Constant Currency Illustration - British Sterling	$—	$(142,238)	$—	$(249,591)
Net Effect of Constant Currency Illustration - Euros	$—	$(283,037)	$—	$(379,601)

Total Net Effect of Constant Currency Illustration	$—	$(425,275)	$—	$(629,192)

(1)

For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars. The rate represents the average exchange rate for the respective three or nine month period.

(2)

For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of Euros to US dollars. The rate represents the average exchange rate for the respective three or nine month period.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income

For the Three and Nine months ended

June 30, 2012 and 2011

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2012	2011	2012	2011

GAAP Net Income (Loss) as Reported	$496,000	$(294,000)	$1,023,000	$(1,722,000)

Diluted EPS as Reported	$0.04	$(0.02)	$0.08	$(0.14)

Adjustments for non-recurring unusual items:
Merger and acquisition costs for Laprolan (1)		304,000		695,000
Subtotal	—	304,000	—	695,000

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	158,000	195,000	474,000	518,000
ASC 718 compensation expense (3)	184,000	237,000	644,000	883,000
Subtotal	342,000	432,000	1,118,000	1,401,000

Non-GAAP Net Income	$838,000	$442,000	$2,141,000	$374,000

Non-GAAP Diluted EPS	$0.07	$0.04	$0.17	$0.03

Weighted Average Shares - Diluted	12,373,340	12,587,175	12,340,045	12,616,838

(1)	Merger and acquisition costs related to the purchase of Laprolan B.V. from Fornix N.V.

(2)

Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 aquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and nine months ended June 30, 2012 and 2011 related to certain intangibles. The gross amount of amortization expense for the three months ended June 30, 2012 and 2011 is $218,000 and $251,000 net of taxes of $60,000 and $56,000 for net amounts of $158,000 and $195,000 respectively. The gross amount of amortization expense for the nine months ended June 30, 2012 and 2011 is $654,000 and $665,000 net of taxes of $180,000 and $147,000 for net amounts of $474,000 and $518,000 respectively.

(3)

Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and nine months ended June 30, 2012 and 2011. The gross amount of compensation expense for the three months ended June 30, 2012 and 2011 is $212,000 and $302,000 net of taxes of $28,000 and $65,000 for net amounts of $184,000 and $237,000 respectively. The gross amount of compensation expense for the nine months ended June 30, 2012 and 2011 is $776,000 and $1,179,000 net of taxes of $132,000 and $296,000 for net amounts of $644,000 and $883,000 respectively.

Rochester Medical Corporation

Press Release - F12 Third Quarter

Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2012	2011	2012	2011

Sales	$15,252,218	$14,280,558	$44,356,495	$38,079,563

Cost of sales	7,801,896	7,280,930	22,507,964	19,316,610

Gross profit	7,450,322	6,999,628	21,848,531	18,762,953
Gross profit %	48.8%	49.0%	49.3%	49.3%

Costs and expenses:
Marketing and selling	4,435,912	4,991,626	13,159,524	13,649,370
Research and development	358,552	222,974	982,710	752,500
General and administrative	1,942,941	2,276,495	6,179,778	6,626,269

Total operating expenses	6,737,405	7,491,095	20,322,012	21,028,139

Income (loss) from operations	712,917	(491,467)	1,526,519	(2,265,186)

Other income (expense)

Interest income	8,917	49,601	28,117	154,148
Interest expense	—	(70,239)	(89,545)	(225,094)
Other income	13,335	(22,603)	42,392	(51,750)

Net income (loss) before income taxes	735,169	(534,708)	1,507,483	(2,387,882)

Income tax expense(benefit)	239,245	(240,744)	484,392	(665,439)

Net income (loss)	$495,924	$(293,964)	$1,023,091	$(1,722,443)

Earnings (loss) per common share - Basic	$0.04	$(0.02)	$0.09	$(0.14)

Earnings (loss) per common share - Diluted	$0.04	$(0.02)	$0.08	$(0.14)

Weighted Average Shares:	12,008,420	12,316,878	12,036,124	12,222,146
Basic

Weighted Average Shares:
Diluted	12,373,340	12,316,878	12,340,045	12,222,146

Rochester Medical Corporation

Press Release - F12 Third Quarter

Condensed Balance Sheets

	(unaudited)
	June 30,	September 30,
	2012	2011

Assets

Current Assets
Cash and equivalents	$11,589,268	$8,722,935
Marketable securities	6,792,119	26,182,308
Accounts receivable	8,906,666	8,644,332
Inventories	10,417,080	11,278,694
Prepaid expenses and other assets	1,529,736	1,361,259
Deferred income tax asset	2,006,611	1,618,495

Total current assets	41,241,480	57,808,023

Property and equipment, net	11,874,770	12,052,685
Deferred income tax asset	1,176,252	1,242,010
Intangible assets, net	9,509,672	10,272,671
Goodwill	8,860,377	9,094,725

Total Assets	$72,662,551	$90,470,114

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$2,729,040	$2,773,398
Accrued expenses	2,408,064	2,961,270
Short-term debt	—	17,862,185

Total current liabilities	5,137,104	23,596,853

Long-term liabilities	1,198,635	896,414

Stockholders’ equity	66,326,812	65,976,847

Total Liabilities and Stockholder Equity	$72,662,551	$90,470,114

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